COHEN & STEERS	PLEASE CAST YOUR VOTE TODAY

IMPORTANT NOTICE REGARDING YOUR INVESTMENT IN
COHEN & STEERS INTERNATIONAL REALTY FUND, INC.
280 Park Avenue, New York, NY, 10017

Dear Shareholder:

Recently we sent you proxy material regarding the Special Meeting of Shareholders for your Fund scheduled to take place on December 18, 2006. Our records indicate that we have not received your vote for the matters set forth on accompanying proxy card. In an effort to avoid any further expenses, we urge you to submit your vote.

EVERY VOTE COUNTS!

Your vote is important no matter how many shares you own. In order for your vote to be counted, we must receive your instructions prior to the meeting date. Your Board of Directors recommends you vote FOR all proposals.

Another copy of your ballot(s) has been enclosed with this letter for your convenience. Should you have any questions regarding this information, please call the toll-free number 1-800-290-1473 extension 112.

For your convenience, please utilize one of the following easy methods listed to register your vote:

[ICON]	1.	Vote by Phone. You may simply call the toll-free number listed on your card and follow the automated instructions.

[ICON]	2.	Vote Through the Internet. Log on to www.proxyvote.com and follow the instructions on the website.

[ICON]	3.	Vote by Mail. You may cast your vote by signing and dating the enclosed proxy card. Please insert it in the postage-paid envelope provided.

DON'T HESITATE, PLEASE VOTE TODAY.

Thank you for your assistance.